EXHIBIT 5

UNITED STATE DISTRICT COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA
HARRISBURG DIVISION

PL Capital, LLC; PL Capital Advisors, LLC; Goodbody/PL Capital, LLC;  Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital/Focused Fund, L.P.; Richard J. Lashley; and John W. Palmer, on behalf of shareholders of Orrstown Financial Services, Inc,

Plaintiffs,

v.

Joel Zullinger, Thomas Quinn, Jeffrey Coy, Anthony Ceddia, Mark Keller, Andrea Pugh, Gregory Rosenberry, Glenn Snoke, Floyd Stoner, and John Ward,

Defendants,

and

Orrstown Financial Services, Inc,

Nominal Party.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. ___

VERIFIED COMPLAINT

INTRODUCTION

1. This is a shareholder derivative action on behalf of nominal party Orrstown Financial Services, Inc. (“Orrstown” or the “Company”) brought to redress the wrongful adoption and discriminatory application of amendments to certain director qualification by-laws.  Plaintiffs John Palmer and Richard Lashley, through PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, LLC, Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital/Focused Fund, L.P. (collectively, the “PL Capital Group,” and with Palmer and Lashley, the “Plaintiffs”), own 6.9% of Orrstown’s common stock, rendering the PL Capital Group Orrstown’s largest shareholder.  The complaint seeks relief against the Orrstown Board of Directors – defendants Thomas Quinn, Joel Zullinger, Jeffrey Coy, Anthony Ceddia, Mark Keller, Andrea Pugh, Gregory Rosenberry, Glenn Snoke, Floyd Stoner and John Ward (collectively, the “Orrstown Board” or the “Board”) – for the Orrstown Board’s breach of its fiduciary duties owed to the Company and for the Board’s fundamentally unfair deprivation of, and tortious interference with, Plaintiffs’ and other investors’ core shareholder rights.

    2. Orrstown is a company in crisis.  In 2011, Orrstown’s regulators, the Federal Reserve Bank of Philadelphia (the “FRB”) and the Pennsylvania Department of Banking, Bureau of Commercial Institutions (the “Department of Banking” and, collectively with the FRB, the “Regulators”), issued a Joint Report of Examination finding, among other things, that the Company’s wholly owned subsidiary Orrstown Bank (the “Bank”) had, among other things, “engaged in unsafe or unsound banking practices or violations of law or policy.”  On March 22, 2012 the Company and the Bank jointly entered into a Consent Order with the Department of Banking and a written agreement with the FRB that required Orrstown and the Bank to adopt plans to, among other things, strengthen oversight of management and operations, reduce the level of classified assets, improve credit risk management practices, maintain adequate loan loss allowances, maintain sufficient capital, and revise loan underwriting and credit administration policies.  The regulatory agreements contained 36 pages of findings and requirements, a stinging rebuke by the Regulators.

3. The Orrstown and Bank boards (which contain identical members)  are also under regulatory scrutiny for their role in the Company’s crisis.  The March 22, 2012 regulatory agreements with the FRB and the Department of Banking required the Bank to, among other things, (a) retain an independent consultant to evaluate “each existing director and senior officer to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition,” (b) take actions to “strengthen Board oversight of the management and operations of the Bank, with full responsibility for the approval of sound policies and objectives and for supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size” and (c) “improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities,” including its credit risk management and lending administration.

4. During the next six months, four senior executive officers of Orrstown and/or the Bank resigned, including the Chief Operating Officer, Chief Financial Officer, Chief Credit Officer and the SVP in charge of the Special Assets Group.  While those members of senior management were casualties of the Regulators’ stinging rebuke of the Board and senior management, only one incumbent Board director, former Orrstown CEO Kenneth Shoemaker, announced that he would not stand for re-election.  All of the other directors of Orrstown remain in place today.

5. Further, in May 2012, another prominent Orrstown shareholder, Southeastern Pennsylvania Transportation Authority (“SEPTA”), filed a class action complaint in this Court on behalf of the Company’s shareholders, alleging that the Orrstown Board violated federal securities laws by issuing false and misleading statements about the Company’s financial health.  These statements, SEPTA alleges, caused Orrstown’s stock to trade at artificially inflated prices in 2009 and 2010, which allowed Orrstown to raise $40 million in a secondary offering at $27.00 per share in March 2010.  Since that March 2010 capital raise, Orrstown’s stock has dropped over 70% to below $8.00 per share, a loss of over $150 million in market capitalization, and the Company has written off nearly $90 million in bad loans, in large part as a result of the Orrstown Board’s poor oversight of the Company’s lending and underwriting programs.

6. Despite Orrstown’s dismal operating performance, plunging stock price and the Regulators’ insistence that the Orrstown Board improve its efforts and ability to properly supervise and effectively govern the Company and the Bank, the Orrstown Board reacted to the PL Capital Group’s investment in the Company by taking immediate and drastic measures to further entrench and enrich its current members by adopting draconian director qualifications that reduce the pool of potential board candidates to only those who live within 50 miles of the Company’s headquarters and do not serve on the board of another banking institution, while grandfathering themselves from their own restrictions.

7. Specifically, within one month of PL Capital Group’s initial 13D filing that made public Plaintiffs’ investment in the Company, the Orrstown Board announced that it had amended its bylaws on November 19, 2012 to include certain director eligibility requirements which, among other things, (a) require Directors to maintain a permanent primary residence within 50 miles of the Company’s headquarters in Shippensburg, PA and (b) preclude a director from serving on the Orrstown Board if they serve as a management official of another depository company (the “Entrenchment Bylaws”).  Coming a mere 28 days after the PL Capital Group’s October 22, 2012 filing, it is clear these Entrenchment Bylaws were enacted to exclude the PL Capital Group from nominating either of its principals, who live in New Jersey (Mr. Lashley) and Illinois (Mr. Palmer) and each of whom serve on the board of directors of other financial institutions – or any other highly-qualified nominee the PL Capital Group (or any other shareholder) may seek to nominate who happens to live more than 50 miles away from the Company’s headquarters in Shippensburg, PA.  This restriction not only unfairly deprives the Company of qualified and professional members on its Board, but also precludes the PL Capital Group and all other Orrstown shareholders from exercising their right to vote for the candidate of their choosing.

8. After taking into consideration the Entrenchment Bylaws and the Boards’ refusal to withdraw such amendments, the PL Capital Group on December 28, 2012, filed a notice of intent to nominate Lashley as a director at the April 17, 2013 annual meeting of shareholders.  At a time when Orrstown is losing money and subject to intense scrutiny from its Regulators, the Orrstown Board should be recruiting highly qualified nominees such as Lashley, regardless of geographic residence and service on another bank or bank holding company board (assuming that service meets all applicable regulatory restrictions on management interlocks; a topic fully addressed by existing banking regulations).

9. Upon information and belief, the Orrstown Board enacted these Entrenchment Bylaws for the sole purpose to exclude the PL Capital Group and Lashley from exercising their shareholder rights to seek election to the Orrstown Board.  In doing so, the Orrstown Board members breached their fiduciary duties owed to the Company by depriving the Company of highly qualified, professional, competent and independent directors and its investors of their ability to exercise core shareholder rights to nominate director candidates of their choice.  By this action, Plaintiffs seek relief for Orrstown as a result of the Board’s disloyalty and its members’ breach of their fiduciary duties.   Plaintiffs further seek relief from the Board for its fundamentally unfair disenfranchisement of Plaintiffs’ shareholder rights.

JURISDICTION AND VENUE

10. This Court has jurisdiction pursuant to 28 U.S.C. § 1332(a)(1), because plaintiffs and defendants are citizens of different states and the amount in controversy exceeds $75,000, exclusive of interest and costs, as (a) Plaintiffs’ shares in Orrstown exceed $75,000; (b) the value of a seat on the Orrstown Board exceeds $75,000; and (c) the harm to the Company in excluding professional, competent Board members exceeds $75,000.

11. Defendants named herein have sufficient minimum contacts with this District and the State of Pennsylvania so as to render the exercise of jurisdiction permissible under traditional notions of fair play and substantial justice.

12. Venue is proper in this District pursuant to 28 U.S.C. § 1331(b), as Orrstown maintains its principal place of business in this District and the acts and practices complained of herein occurred in this District.

PARTIES

13. Plaintiff Financial Edge Fund, L.P. is a Delaware limited partnership.  Its sole general partner is PL Capital, LLC.  As of December 28, 2012, Financial Edge Fund, L.P. owned 294,614 shares of the Company’s stock.

14. Plaintiff Financial Edge-Strategic Fund, L.P. is a Delaware limited partnership.  Its sole general partner is PL Capital, LLC.  As of December 28, 2012, Financial Edge-Strategic Fund, L.P. owned 96,462 shares of the Company’s stock.

15. Plaintiff Goodbody/PL Capital, L.P. is a Delaware limited partnership.  Its sole general partner is Goodbody/PL Capital, LLC.  As of December 28, 2012, Goodbody/PL Capital, L.P. owns 105,954 shares of the Company’s stock.

16. Plaintiff PL Capital/Focused Fund, L.P. is a Delaware limited partnership.  Its sole general partner is PL Capital, LLC.  As of December 28, 2012, PL Capital/Focused Fund, L.P. owned 58,792 shares of the Company’s stock.

17. Plaintiff PL Capital Advisors, LLC is a Delaware limited liability company whose principal place of business is located in Illinois.  Its sole members are John W. Palmer and Richard J. Lashley.  PL Capital Advisors, LLC is the investment advisor for Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., PL Capital/Focused Fund, L.P. and Goodbody/PL Capital, L.P.

18. Plaintiff PL Capital, LLC is a Delaware limited liability company comprised of two members, John W. Palmer and Richard J. Lashley.  PL Capital, LLC is the general partner of Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P. and PL Capital/Focused Fund, L.P.  It is an investment firm specializing in the banking industry.

19. Plaintiff Goodbody/PL Capital, LLC is a Delaware limited liability company comprised of two members, John W. Palmer and Richard J. Lashley.  Goodbody/PL Capital, LLC is the general partner of Goodbody/PL Capital, L.P.  It is an investment firm specializing in the banking industry.

20. Collectively, as of December 28, 2012, the PL Capital Group owned 555,822 shares of the Company’s common stock, representing an ownership stake of 6.9% in Orrstown.

21. Plaintiff Palmer formerly practiced as a Certified Public Accountant and is currently a member of the American Institute of Certified Public Accountants.  Prior to forming PL Capital, LLC in 1996, Palmer worked for KPMG, an international public accounting firm, specializing as an auditor and strategic advisor to companies in the commercial banking, consumer finance, and mortgage banking industries.  Palmer currently serves on the board of a publicly traded $1.2 billion asset federal savings bank based in the Midwest and a publicly traded $1.2 billion asset thrift holding company based in the Great Plains.  Palmer is a citizen of Illinois.

22. Plaintiff Lashley, PL Capital’s highly qualified nominee, is a Certified Public Accountant (New Jersey-status inactive) who has been involved in the banking industry in several different capacities since he graduated with an M.B.A. in accounting in 1984.  Prior to forming PL Capital, LLC with Palmer in 1996, Lashley worked for twelve years for KPMG, an international public accounting firm, providing professional auditing and accounting services to banks and thrifts from 1984 to 1993.  From 1994 to 1996, Lashley served as a Director in KPMG’s Capital Strategies Group, a national practice providing merger and acquisition financial advisory services to thrifts, banks, mortgage companies and other financial services companies.  While at KPMG, Lashley also served for 2 years as the Assistant to the Chairman of the AICPA Savings Institutions Committee in Washington, D.C., and 2 years writing technical accounting literature for KPMG professionals firmwide as part of KPMG’s National Savings Institutions Practice.  Lashley has formerly served on various bank boards throughout the U.S. since 1999 and is currently a member of the board of directors of a publicly traded bank holding company.  Because of his accounting and financial expertise and experience, Lashley is designated as a “financial expert” for purposes of service on bank audit committees.  Lashley is a citizen of New Jersey.

23. Since its founding in 1996, Lashley and Palmer have managed PL Capital, LLC, an investment firm that invests solely in banks and thrifts, such as Orrstown.  The PL Capital Group currently manages approximately $135 million.  Because Palmer and Lashley are the managing members of PL Capital, LLC (which is the general partner of Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P. and  PL Capital/Focused Fund, L.P.) and the managing members of Goodbody/PL Capital, LLC (which is the general partner of Goodbody/PL Capital, L.P.), they have the power to direct the affairs of each member of the PL Capital Group, including the voting and disposition of shares of Common Stock held in the name of each member of the PL Capital Group.

24. Nominal party Orrstown Financial Services, Inc. is a Pennsylvania corporation whose principal place of business is located in Shippensburg, Pennsylvania.  Orrstown is the holding company whose primary activity is managing its wholly owned subsidiary Orrstown Bank, as over 99% of the consolidated assets of Orrstown are held by the Bank.  Upon information and belief, as is typical of one-bank holding companies, each of the Company’s Board members are also board members of the Bank.  The Company has announced that it will hold its annual meeting for the election of shareholders on April 17, 2013.  Because the Board has opposed Plaintiffs’ requests to vacate the Entrenchment Bylaws, the Board should be treated as a Defendant for purposes of determining diversity jurisdiction.

25. Defendant Joel Zullinger is the Chairperson of the Orrstown Board.  Zullinger has been a Director for the Company since 1981, and is an attorney operating a private practice based in Chambersurg, Pennsylvania.  Zullinger is a citizen of Pennsylvania.

26. Defendant Thomas Quinn is the President and Chief Executive Officer of the Company and is a member of the Orrstown Board.  Quinn joined the Company in 2009 following his departure from Fifth Third Bank in South Florida.  Prior to his tenure with Fifth Third Bank, Quinn was employed for more than thirteen years in Citibank’s upstate New York office located in Plattsburgh, New York.  Upon information and belief, Quinn was not a resident of Pennsylvania living within 50 miles of Shippensburg at the time he was hired and yet the Orrstown Board presumably deemed him qualified to serve as the Company’s CEO and member of the Orrstown Board.  Quinn is now a citizen of Pennsylvania.

27. Jeffrey Coy is the Vice Chairman of the Board of Directors of the Company.  Coy has been a Director for the Company since 1984.  Coy formerly was employed as a Commissioner on the Pennsylvania Gaming Control Board.  Coy is a citizen of Pennsylvania.

28. Anthony Ceddia is a member of the Orrstown Board.  Ceddia has been a Director for the Company since 1996.  Ceddia has retired as President of Shippensburg University, whose students, according to the University’s website, represent “more than 21 states and 20 different countries.”  Ceddia is a citizen of Pennsylvania.

29. Mark Keller is a member of the Orrstown Board.  Keller has been a member of the Orrstown Board since 2008.  Keller has served as a Representative to the Pennsylvania General Assembly since 2004.  Upon information and belief, Keller voted in favor of the Entrenchment Bylaws, effectively endorsing the notion that Pennsylvania citizens living more than 50 miles from Shippensburg are not qualified to serve as a director of the Company.  Keller is a citizen of Pennsylvania.

30. Andrea Pugh is a member of Orrstown Board.  Pugh has been a Director for the Company since 1996.  Pugh is the president and sole member of a pharmacy consulting business.  Pugh is a citizen of Pennsylvania.

31. Gregory Rosenberry is a member of the Orrstown Board.  Rosenberry  has been a member of the Orrstown Board since 1997.  Rosenberry is a president and partner in a privately-owned timber harvesting and wholesale business.  Rosenberry is a citizen of Pennsylvania.

32. Glenn Snoke is a member of the Orrstown Board.  Snoke has been a member of the Orrstown Board since 1999. Snoke is president of Snoke’s Excavating & Paving, Inc., based in Walnut Bottom, Pennsylvania.  Snoke is a citizen of Pennsylvania.

33. Floyd Stoner is a member of the Orrstown Board.  Stoner has been a Director for the Company since 2012.  Stoner is a retired lobbyist for the American Bankers Association.  Stoner is a citizen of Virginia and yet the Orrstown Board presumably deemed him qualified to serve on the Board.

34. John Ward is a member of the Orrstown Board.  Ward has been a Director for the Company since 1999.  Ward was a mechanical engineer with Carlisle Syntec, Inc. and Carlisle Tire and Wheel, and formerly served as Chief Clerk of Cumberland County, Pennsylvania.  Ward is a citizen of Pennsylvania.

35. Unlike Lashley, no incumbent director on the Orrstown Board is a current or former CPA or has any direct relevant experience in public accounting.  Nor has any incumbent director served as a principal accounting or financial officer of any company, much less a publicly traded bank or bank holding company.

FACTS

PL Capital, LLC Invests In The Company.

36. PL Capital, LLC is an investment firm that specializes solely in the banking industry, periodically exercising its shareholder rights by nominating and voting in favor of new director candidates opposed by company managements and boards.  PL Capital, LLC focuses its investments on publicly traded banks and thrifts with total assets ranging from $500 million to $3 billion, such as Orrstown, which has $1.27 billion in assets.  The PL Capital Group considers itself a long term investor and rarely trades in and out of its investments. Lashley and Palmer, through PL Capital, LLC and its affiliates, direct all of the PL Capital Group’s investments in the Company.

37. The PL Capital Group began investing in Orrstown on February 3 2012, when Financial Edge Fund, L.P. purchased 6,868 shares of the Company’s Common Stock.  Financial Edge Strategic Fund, L.P. (8,000 shares), Goodbody/PL Capital, L.P. (3,000 shares), and PL Capital/Focused Fund, L.P. (4,000 shares) made additional investments in the Company shortly thereafter on February 7, 2012.  Additional purchases (but no sales) followed throughout 2012.  As of December 28, 2012, the PL Capital Group has collectively purchased 555,822 shares of Orrstown’s Common Stock, worth approximately $5.3 million and reflecting an ownership interest in the Company of 6.9%.  As a result of these investments, the PL Capital Group is Orrstown’s largest shareholder.

38. As of the Company’s most recent proxy statement, dated March 16, 2012, the Orrstown Board members (who remain on the Board today) collectively owned 170,069 shares of the Company, or 2.1% of the Company’s common stock (excluding stock options).  This is one-third of the share ownership held by the PL Capital Group.

Orrstown Suffers Financial Crisis And Regulatory Scrutiny.

39. While under the stewardship of the incumbent Board, the Company has incurred significant losses during the past three years.  The Company’s public filings reveal that it has provided for $115 million in loan losses and charged off $89 million of bad loans, leading to a cumulative net loss over that period of $55 million.

40. These dramatic losses have caught the attention of Orrstown’s Regulators.  In March 2011, the Regulators issued a Joint Report of Examination finding, among other things, that the Bank had “engaged in unsafe or unsound banking practices or violations of law or policy.”  The Regulators’ findings eventually resulted in a series of written agreements between Orrstown, the Bank and the Regulators and increased regulatory scrutiny and oversight of the Company and the Bank.  As disclosed in the Company’s Form 8-K filed with the Securities Exchange Commission (“SEC”) on March 22, 2012, the Orrstown and Bank bsoard entered into written agreements of indefinite duration with both the FRB and the Department of Banking pursuant to which the boards were required to take certain actions to strengthen the oversight of management and operation of the Company and the Bank.  These actions included, but were not limited to, the following:

A.
To retain an independent consultant to develop an analysis and assessment of the Bank’s management and directors and deliver a report that evaluates “each existing director and senior officer to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition.”

B.	To submit to the FRB a “written plan to strengthen board oversight of the management and operations of the Bank.”

C.
To take actions to “improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, lending and credit administration, asset quality, liquidity, audit, capital and earnings.”

D.
To take actions to “improve the information and reports that will be regularly reviewed by the board of directors and its committees in their oversight of the operations and management of the Bank” and to maintain “adequate and complete minutes of all board and committee meetings.”

E.	To submit a written strategic plan that addresses “identification of areas where the board of directors will seek to improve the Bank’s operating performance.”

41. The Orrstown Board further agreed that it would not declare or pay any dividend without prior approval from both the FRB and the Department of Banking, and that it would not incur or increase debt or redeem any outstanding shares without the FRB’s permission.

42. The Company has experienced significant quarterly losses in five of the last six quarters, beginning with a $10.6 million loss in the second quarter of 2011.  In a third quarter 2011 Form 8-K filing, the Company was forced to suspend its $0.23 quarterly dividend when it announced that the FRB had refused to approve Orrstown’s payment of a cash quarterly dividend.  It has not paid a dividend since that time.

43. In addition to these financial and regulatory challenges, the Orrstown Board has faced pressure from the Company’s shareholders challenging the Board’s performance.  In May 2012, prominent shareholder SEPTA filed a class action complaint in this Court on behalf of certain classes of shareholders, alleging that the Board misled investors by repeatedly making public assurances that the Company’s financial performance was “exceptional” and that its capital position was “robust.”  See SEPTA v. Orrstown Fin. Svcs, Inc., No. 1:12-cv-993-SHR (M.D. Pa. May 25, 2012).

44. Tension between the Company’s shareholders and the Orrstown Board is not limited to the SEPTA class action complaint.  At the 2012 annual shareholder’s meeting held on May 1, 2012, Orrstown shareholders approved a shareholder proposal directing the Board to amend certain provisions of the Company’s articles of incorporation and bylaws to require simple majority voting on shareholder actions. (The Company’s bylaws provided, then and now, that certain actions required supermajority approval by the Company’s shareholders).  Shareholders voted for this proposal despite the fact that the Board recommended that shareholders vote against the proposal and engaged a proxy solicitor, at a cost of $40,000, to solicit votes opposing the proposal.  The shareholder proposal was endorsed by Institutional Shareholder Services (“ISS”), the nation’s leading independent proxy advisory firm.  Although the proposal passed by nearly half a million votes, and had received ISS’s strong support, the Orrstown Board has ignored the shareholders’ direction and failed to amend the bylaws as recommended in the proposal.

The Board Makes A Number Of Changes To The Company’s Bylaws, But Do Not Enact Any Director Qualification Amendments.

45. In August 2012, Orrstown filed a Form 8-K, notifying its shareholders and the public that the Board had adopted several amendments to the Company’s bylaws.  Specifically, the Orrstown Board amended or deleted eight separate bylaws, involving four separate sections, in its August 2012 revisions.

46. Despite its substantial revisions and amendments to the Company’s bylaws in August 2012 (including changes to Article III, which governs the powers, conduct and removal of Board members), the Board did not add any eligibility restrictions to serve as a member of the Orrstown Board.

Despite The Board’s Poor Performance, The Company Amends Its Bylaws To Exclude PL Capital’s Lashley.

47. Although both the Company’s shareholders and Regulators have expressed their belief that the Orrstown Board has failed to properly manage the Company and meet the challenges faced by the Company in the past, the Board reacted to the PL Capital Group’s investment in the Company by immediately amending its bylaws to further entrench the current members of the Board and to exclude highly qualified nominees from serving on the Board merely because of their place of residence or service on other bank or bank holding company boards.

48. Specifically, on November 19, 2012, the Orrstown Board amended Article III, Section 3 of its bylaws to add new director eligibility requirements for future candidates seeking election to the Board (the “Entrenchment Bylaws”).  These new eligibility requirements impose the following restrictions, among others, on anyone attempting to stand for election as director of the Company:

A.
“Each Director of the corporation must, at all times, maintain a permanent primary residence within a 50 miles radius of the corporation’s administrative office located at 77 East King Street, Shippensburg, Pennsylvania.” (Entrenchment Bylaw Section 3-12)

B.
 “A person is not eligible to serve as a Director of the corporation if he or she is a ‘management official’ of another ‘depository institution’ or ‘depository holding company’ as those terms are defined in 12 C.F.R. § 212.2 of the Regulations of the Board of Governors of the Federal Reserve System.  If elected as a Director of the corporation, a person may not thereafter serve or agree to serve a as a management official of another depository institution or depository holding company unless and until his or her term as a Director of the corporation has expired.”  (Entrenchment Bylaw Section 3-14)

49. Residency restrictions such as this have been rejected by bank regulators.  As an example, the Office of Thrift Supervision (“OTS”), a federal regulator that merged into the Office of Comptroller of the Currency (“OCC”) in 2011,  rejected a similar proposed amendment to a New Jersey bank’s bylaws that restricted the eligibility of the bank’s directors to New Jersey residents.  See OTS Order No. 2010-01 (January 14, 2010).  The OTS stated that an eligibility restriction “diminished the property rights that stockholders otherwise obtain when they acquire stock,” was inconsistent “with affording stockholders and members a fair opportunity to nominate candidates for boards of directors” and “inappropriately entrenched management.”  Importantly, the OTS concluded that geographic restrictions like that adopted by the Board harm not only shareholders who are prevented from exercising their voting rights, but also the corporation itself.  OTS observed that geographic restrictions “prevent a board from bringing on board members with particular expertise necessary to deal with a business crisis,” and as a public statement that only residents of the favored locale may serve on a corporation’s board, such limitations “may deter people with the necessary experience or capital from coming forward to offer to assist [the corporation] at a time when it would need their assistance.”

50. In addition, a review of the bylaws governing Orrstown’s peer group of banks (as defined in the Company’s own 2012 proxy materials filed with the SEC) reveals that none of Orrstown’s peer banks have adopted similar restrictions.

The Entrenchment Bylaws Were Amended Specifically To Exclude Lashley And For No Good Reason.

51. On October 22, 2012, the PL Capital Group filed a Schedule 13D statement with the SEC, notifying the Orrstown Board that it purchased 6.4% of the Company’s common stock because PL Capital Group believed the stock is undervalued and that PL Capital intended to “monitor the performance of the Company of the actions of the Company’s management and board, and where needed, to assert PL Capital Group’s stockholder rights.”

52. Less than one month after the PL Capital Group filed its Schedule 13D statement, the Orrstown Board enacted the Entrenchment Bylaws.

53. No legitimate business purpose supports the Orrstown Board’s sudden and restrictive adoption of mandatory director qualifications, a mere 28 days after the PL Capital Group filed its initial 13D, when none had existed previously throughout the Company’s and Bank’s history.

54. The Board’s enactment of the Entrenchment Bylaws constituted self-dealing because Board members, upon information and belief, do not want to risk giving up their generous compensation and the perks and prestige of being a director of a publicly traded bank holding company.  The Orrstown Board members received an average of $76,974 in total compensation in 2011, with a median total compensation of $75,922.

55. Upon information and belief, the Orrstown Board did not enact the Entrenchment Bylaws in good faith but rather to further their own personal interests at the expense of the Company’s.

56. The Orrstown Board breached its fiduciary duty to the Company by adopting bylaw restrictions that inappropriately exclude Lashley and other potential highly qualified nominees from serving on the Board.  The Entrenchment Bylaws are inconsistent with the basic rights of all shareholders to nominate shareholders and vote for such nominees if they so choose and deprive the Company and its shareholders of the right to have the most qualified directors on the Board, regardless of where they happen to live or if they serve on another financial institution’s board of directors.

57. Rather, upon information and belief, the Orrstown Board rushed to amend its bylaws to include the residency and experience restrictions for the primary purpose of prohibiting the PL Capital Group’s preferred candidate, Lashley, from serving on the Orrstown Board.

Plaintiffs Face Irreparable Harm If The Entrenchment Bylaws Are Enforced.

58. Neither Palmer nor Lashley reside within 50 miles of Shippensburg, Pennsylvania.  Accordingly, if applied to Palmer or Lashley, the residency restriction bylaw would render them ineligible for election at the upcoming annual meeting for the election of directors.  Indeed, the residency requirement excludes even individuals residing in nearby commercial centers Philadelphia, Pittsburgh, Baltimore and metropolitan New York from serving on the Orrstown Board.

59. Likewise, both Palmer and Lashley currently serve as directors for other banking institutions.  Accordingly, if applied to Palmer or Lashley, this restriction would render them ineligible for election at the upcoming annual meeting for the election of directors.

60. The Orrstown Board’s Entrenchment Bylaws advance no legitimate business purpose, but instead prevent the Company from having the most qualified and effective board members that its current problems demand.  The Board’s lack of good faith is evident on the face of the Entrenchment Bylaws themselves.  Although Amended Bylaw Section 3-12 provides that it became effective immediately upon the amended bylaws’ passage, the Board members ensured that the residency requirement “shall not apply to existing directors immediately prior thereto.”  There is no business purpose whatsoever in imposing upon future nominees to the Orrstown Board restrictive residency and other requirements but exempting current directors from such requirements.  Instead, adoption of a grandfather provision betrays a conscious entrenchment and self-dealing purpose animating the adoption of the new Entrenchment Bylaws.

61. The Orrstown Board’s exclusion of Lashley substantially and irreparably harms the Company and deprives Plaintiffs of valuable shareholder and property rights.  As a CPA (New Jersey-status inactive) with years of experience advising and auditing banking institutions, both in his time with an international accounting firm and then on behalf of PL Capital LLC, Lashley has far more relevant banking, financial, and accounting experience than any other current Orrstown Board member.

62. Indeed, while Lashley has spent the past twenty-eight years as a CPA auditing and advising banks, a financial advisor involved in bank mergers with over $1.0 billion in transaction value, the co-manager of a successful investment firm with over $135 million currently invested in banks and a board member on eight separate banking institutions  since 1999 (both publicly-traded and privately-held), the current composition of the Orrstown Board includes the president of a local excavating and paving company, a member of a pharmacy consulting business with five-figure annual revenues, and the general partner of a local timber harvesting company (and notably, no current or former CPAs or financial executives with banking experience).

63. Plaintiffs do not question the aptitude of the current Orrstown Board members in their respective fields, but none have the financial and accounting training, expertise and experience Lashley has accumulated in his almost three decades of advising and investing in banking institutions.  Lashley’s skills and experience are particularly needed by the Company under the present challenging circumstances.

64. The Entrenchment Bylaws are unnecessary because federal banking regulations on “management interlocks” already more than adequately protect Orrstown and the Bank from the potential conflicts of interest inherent in the service of directors who serve on the board of more than one bank or bank holding company.  These regulations place well defined and reasonable restrictions on service on large bank boards (to avoid concentration of interlocking power in one or more large banking organizations) and for service on bank boards that operate in overlapping geographic areas (to foster competition).   Upon information and belief, Lashley currently qualifies to serve on Orrstown’s and the Bank’s board of directors under these “management interlock” rules.  Indeed, PL Capital Principal Palmer currently sits on two boards and in prior years, Lashley has served on as many as three bank boards at one time, all while meeting the “management interlock” regulations.

PL Capital, LLC Demands That The Board Revise The Entrenchment Bylaws.

65. Frustrated by the Orrstown Board’s transparent attempt to preclude the PL Capital Group from exercising its shareholder rights, Palmer and Lashley contacted Defendants Zullinger and Quinn shortly after the Board’s November 19 filing and asked the Orrstown Board to revise the Company’s bylaws to remove the residency and experience restrictions before the advance notice deadline for submission of shareholder nominees to the Board expired.  A copy of Palmer and Lashley’s December 3, 2012 letter is attached hereto as Exhibit A.

66. Having received no response from the Board, Zullinger or Quinn, and in an attempt to avoid litigation, Lashley wrote to Quinn a second time on December 13, 2012, seeking to discuss Plaintiffs’ concerns with the Entrenchment Bylaws.  A copy of Lashley’s December 13, 2012 email is attached hereto as Exhibit B.  This second attempted communication prompted a series of conversations between Plaintiffs’ counsel and Defendants’ counsel, at the conclusion of which Quinn and his counsel finally agreed to make themselves available for a telephone call with Plaintiffs.

67. In a telephone call between the Company, its legal advisors, Palmer and Lashley on December 26, 2012, Quinn stated that the Board had no intention to revise the Entrenchment Bylaws.

68. In response, Plaintiffs insisted that Quinn verify whether his positions of not intending to withdraw the Entrenchment Bylaws was supported by the entire Orrstown Board.  On December 28, 2012, the Company’s counsel contacted Plaintiffs’ counsel to indicate that the Board was in agreement with Quinn and refused to withdraw the Entrenchment Bylaws.

69. The Company’s own financial results, however, belie the Board’s claim (as stated by Orrstown’s representatives to Palmer and Lashley on the December 26 conference call) that directors must reside in Orrstown’s market area to be armed with knowledge of the local market and improve the quality of the lending function.  This is demonstrably false.  Other than one new director, Defendant Stoner, who joined the Orrstown Board in 2012, all of the other incumbent local directors have presided during the past three years (through the quarter ended September 30, 2012) – a period in which Orrstown announced $115 million in loan losses and charged off $89 million of bad loans, leading to a cumulative net loss over that period of $55 million and the imposition of regulatory orders by the Regulators.

70. Indeed, had the Company adopted the Entrenchment Bylaws from Orrstown’s outset, several current members of the Orrstown Board could not be elected as directors.  Defendant Quinn joined the Orrstown Board in 2009 from Fifth Third Bank, where Quinn resided in Florida.  Prior to his term with Fifth Third Bank, Quinn resided in upstate New York for more than thirteen years.  Likewise, Defendant Stoner – who joined the Orrstown Board in 2012 – resides in Alexandria, Virginia, where he has served as a lobbyist for over 26 years.  Thus, by its own actions, the Orrstown Board has made clear it does not view residency within central Pennsylvania as essential to serving as the CEO of the Company and the Bank, much less as an effective member of the Orrstown Board.

71. The Company has announced that it will hold its annual meeting for the election of shareholders on April 17, 2013.  The Company’s shareholders were required to submit their nominations for candidates to serve on the Orrstown Board by December 31, 2012.  The PL Capital Group has met this deadline, as shareholder Palmer submitted his nomination of Lashley to serve on the Orrstown Board by December 31, 2012.

72. If the Orrstown Board does not stay application of its Entrenchment Bylaws prior to the April 17, 2013 annual shareholder meeting, the Company will be irreparably harmed as it will be deprived of access to the most qualified professional and competent members to vote onto the Board.  Moreover, the PL Capital Group and all other shareholders of the Company will likewise be irreparably harmed, as shareholders will be deprived of their right to nominate and vote for director candidates that reside outside of central Pennsylvania or that currently serve as a director or officer for another banking institution.

COUNT I

(Declaratory Judgment)

(Brought Derivatively On Behalf Of The Company)

73. Plaintiffs repeat and reallege paragraphs 1-72 of the Complaint as if fully set forth herein.

74. The Entrenchment Bylaws are inequitable and unreasonable per se and their application should be enjoined permanently.

75. On their face, the Entrenchment Bylaws prohibit any individual who does not reside within 50 miles of the Company’s headquarters from serving as a director of this public company, while including discriminatory features exempting current directors from this residency requirement.

76. The Entrenchment Bylaws further prohibit any individual who serves as a director or officer for another banking institution from becoming a member of the Orrstown Board.

77. These Entrenchment Bylaws render it impossible for the PL Capital Group, the Company’s largest shareholder, and any other Orrstown shareholder, to nominate their preferred candidate for election as director of the Board.  The Entrenchment Bylaws purport to remove from a significant shareholder for no justifiable business reason the ability to nominate anyone to serve as a director of the Company, a right which every Orrstown shareholder (including the PL Capital Group) enjoyed prior to the enactment of the Entrenchment Bylaws, and a right to which the PL Capital Group were entitled when they purchased their shares in the Company.

78. Plaintiffs have no adequate remedy at law.

COUNT II

(Breach Of Fiduciary Duties)

(Brought Derivatively On Behalf Of The Company)

79. Plaintiffs repeat and reallege the allegations of Paragraphs 1-78 of the Complaint as if fully set forth herein.

80. The Plaintiffs are currently shareholders in the Company and were shareholders in the Company at the time the Entrenchment Bylaws were enacted.

81. This action is not a collusive one to confer jurisdiction that the court would otherwise lack.

82. Each Orrstown Board member Defendant owes, and at all relevant times has owed, fiduciary duties of loyalty and care to the Company.

83. The Defendants breached these duties by enacting the Entrenchment Bylaws.

84. The Defendants’ enactment of the Entrenchment Bylaws have injured the Company by depriving it of competent and experienced directors on the Orrstown Board.

85. The Defendants’ enactment of the Entrenchment Bylaws have further injured the Company by precluding its shareholders from exercising their shareholder rights to nominate a candidate for director of their choice, thus depriving the Company of the input of its shareholders and reducing the value of investors’ shares in Orrstown.

86. Upon information and belief, the Entrenchment Bylaws were enacted solely or primarily to preserve the encumbency of the Orrstown Board members against a challenge from Lashley and/or will have that effect if applied in the manner advocated by the Defendants.

87. Although Plaintiffs have repeatedly asked Defendants to revise the Entrenchment Bylaws and omit the residency and experience restrictions on director eligibility, Defendants have refused to withdraw the Entrenchment Bylaws.

88. No formal demand on the Orrstown Board was made prior to the bringing of this derivative complaint because the 90-day demand period would expire immediately prior to the annual shareholders’ election meeting and provide no time for PL Capital to obtain clearance of their proxy materials from the SEC and then solicit proxies for the April 17, 2013 annual meeting of the shareholders.

89. The Company will be irreparably harmed if the Entrenchment Bylaws are enforced to preclude Lashley and any otherwise-eligible nominees from seeking election to the Orrstown Board.

90. The Company has no adequate remedy at law.

COUNT III

(Tortious Interference With Shareholder Rights)

(Brought Derivatively On Behalf Of The Company)

91. Plaintiffs repeat and reallege the allegations of Paragraphs 1-90 of the Complaint as if fully set forth herein.

92. The Plaintiffs are currently shareholders in the Company and were shareholders in the Company at the time the Entrenchment Bylaws were enacted.

93. This action is not a collusive one to confer jurisdiction that the court would otherwise lack.

94. Each shareholder holds rights to participate in the governance of the Company, including the right to nominate a candidate for Board director of the shareholder’s choosing.

95. Defendants intentionally interfered with these shareholder rights by enacting the Entrenchment Bylaws.

96. Defendants’ enactment of the Entrenchment Bylaws was not privileged or justified.

97. Defendants’ intentional interference with the shareholders’ rights have injured the Company by reducing the pool of eligible directors and prohibiting shareholders from electing the director of their choice, thereby devaluing the Company’s stock.

98. Although Plaintiffs have repeatedly asked Defendants to revise the Entrenchment Bylaws and omit the residency and experience restrictions on director eligibility, Defendants have refused to withdraw the Entrenchment Bylaws.

99. No formal demand on the Orrstown Board was made prior to the bringing of this derivative complaint because the 90-day demand period would expire immediately prior to the annual shareholders’ election meeting and provide no time for PL Capital to obtain clearance of their proxy materials from the SEC and then solicit proxies for the April 17, 2013 annual meeting of the shareholders.

COUNT IV

(Disenfranchisement)

(Brought By Plaintiffs Individually)

100. Plaintiffs repeat and reallege the allegations of Paragraphs 1-99 of the Complaint as if fully set forth herein.

101. Each Orrstown shareholder, including Plaintiffs, is entitled to exercise democratic rights to vote in shareholder elections for a candidate of their preference to serve on the Orrstown Board.

102. The Defendants deprived Plaintiffs by enacting the Entrenchment Bylaws.

103. The Defendants’ enactment of the Entrenchment Bylaws have injured Plaintiffs by precluding Plaintiffs from exercising their shareholder rights to nominate a candidate for director of their choice.

104. The Defendants’ enactment of the Entrenchment Bylaws have further injured the Company and Plaintiffs by depriving the Company of competent and experienced management on the Orrstown Board.

105. Upon information and belief, the Entrenchment Bylaws were enacted solely or primarily to preserve the encumbency of the Orrstown Board members against a challenge from Lashley and/or will have that effect if applied in the manner advocated by the Defendants.

106. The enactment of the Entrenchment Bylaws is fundamentally unfair to Plaintiffs.

107. Plaintiffs will be irreparably harmed if the Entrenchment Bylaws are enforced to preclude Lashley and any otherwise-eligible nominees from seeking election to the Orrstown Board.

108. Plaintiffs have no adequate remedy at law and will be deprived of their shareholder rights to nominate and vote in support of a director candidate of their choosing.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs respectfully request that the Court enter judgment in their favor and enter an Order:

(a)           declaring and decreeing that the Entrenchment Bylaws are invalid as a matter of law;

(b)           preliminarily and permanently enjoining the application and enforcement of the Entrenchment Bylaws;

(c)           preliminarily and permanently enjoining the application and enforcement of the Entrenchment Bylaws to any attempt by the PL Capital Group or any other shareholder to nominate one or more individuals as candidates for director, including Lashley;

(d)           declaring and decreeing that the action of the Orrstown Board in adopting and enacting the Entrenchment Bylaws constituted a breach of fiduciary duty;

(e)           awarding Plaintiffs and the Company their damages incurred as a result of the Defendants’ actions;

(f)           awarding Plaintiffs their costs and expenses incurred in bringing and prosecuting this action, including their attorneys’ fees based on, inter alia, any corporate benefit conferred by this litigation; and

(g) awarding Plaintiffs and the Company such other and further relief as may be just and equitable.

January 7, 2013                                                           /s/ Jack Hartman
Jack M. Hartman
Pa ID No. 21902
Persun & Heim, P.C.
1700 Bent Creek Blvd.
Suite 160
Mechanicsburg, PA  17055-0659
(717) 620-2440 (P)
(717) 620-2442 (F)

Of Counsel:

Phillip M. Goldberg
Jonathan W. Garlough
Foley & Lardner LLP
321 North Clark St.
Suite 2800
Chicago, IL  60654
(312) 832-4500 (P)
(312) 832-4700 (F)

VERIFICATION

I, Richard J. Lashley, HEREBY DECLARE under penalty of perjury that I am over the age of eighteen and otherwise competent to testify, and that the allegations in the foregoing Verified Complaint are, to the best of my recollection and belief, true and accurate.

/s/ Richard J. Lashley
Richard J. Lashley
1-7-13
Date

State of New Jersey
County of Morris

/s/ Maureen E. Schmeltz
Maureen E. Schmeltz
Notary Public of New Jersey
My Commission Expires August 7, 2013

Exhibit A

December 3, 2012

Mr. Joel Zullinger, Chairman
Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, PA 17257

Dear Mr. Zullinger:

We are extremely disappointed that the Board of Orrstown Financial Services, Inc. (“Orrstown” or the “Company”) recently decided to amend the Company’s bylaws in ways that entrench the current Board of Directors and inappropriately exclude highly qualified potential nominees from seeking election or appointment to the Company’s Board at a time when the Company and the Bank are losing money and operating under written agreements with its regulators (see Section 3-12 of the Company’s amended bylaws which requires Directors to maintain a permanent primary residence within 50 miles of the Company’s headquarters in Shippensburg, PA, and Section 3-15 which states that Directors of the Company are not eligible to serve on the Company’s Board if they serve as a management official (i.e. director or officer) of another depository institution or holding company, except for the existing incumbent directors, who were exempted from meeting both of these requirements;  see the amended bylaws as filed in Form 8-K with the SEC on November 19, 2012.)

This entrenchment action was clearly done in reaction to our firm’s recent Schedule 13D filing with the SEC dated October 22, 2012, in which the PL Capital Group disclosed aggregate ownership of 6.4% of the Company’s common stock, and stated our intention “to monitor the performance of the Company and the actions of the Company’s management and board, and where needed, to assert PL Capital Group’s stockholder rights.”  It is clear that the Company’s intent is to frustrate our legitimate stockholder right to seek board representation, not a coincidental review of corporate governance practices.

Not only is this blatant entrenchment action an abuse of stockholders’ rights and poor corporate governance, it is inconsistent with the specific language and goals of the written agreements entered into a mere 8 months ago by the Company and Orrstown Bank (the “Bank”) with the Federal Reserve Bank of Philadelphia (the “FRB”) and the Commonwealth of Pennsylvania, Department of Banking, Bureau of Commercial Institutions (the “Department of Banking”) on March 22, 2012, as disclosed in Form 8-K filed with the SEC on March 22, 2012 (collectively, the “Agreements”).

In the Agreements, the FRB and/or the Department of Banking noted that “the Bank had engaged in unsafe or unsound banking practices or violations of law or policy” and cited numerous instances where the Board of the Company had not fulfilled its duties to properly supervise and oversee the Company and the Bank.  The Department of Banking agreement also required the Bank to retain an independent consultant to develop an analysis and assessment of the Bank’s management and directors who will deliver a report which, among other things, evaluates “each existing director and senior officer to determine whether these individuals possess the ability, experience, and other qualifications required to perform present and anticipated duties (emphasis added), including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;” (see section 2(c)(iii) under “Board and Management” in the Dept. of Banking agreement).  The Board cannot in good faith believe that restricting the pool of potential board candidates to a 50 mile radius of the Company’s headquarters is responsive to, and respectful of, the regulators findings and requirements.

In addition to the requirement noted above, the Agreements also require the Board (bold and italic emphasis added in several places):

●
To take actions to “strengthen Board oversight of the management and operations of the Bank, with full responsibility for the approval of sound policies and objectives and for supervision of all the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.” (see section 1(a) under “Board Participation” in the Dept. of Banking agreement)

●
To develop a written capital plan including benchmark leverage, tier 1 risk-based and total risk-based capital ratios and to monitor the Bank’s adherence to the capital plan (see section 8 “Capital” in the Dept. of Banking agreement)

●
To monitor the Bank’s performance in relation with the written profit plan and budget prepared by the Bank, within 30 days after the end of each calendar quarter (see section 9(d) under “Profit and Budget Plan” in the Dept. of Banking agreement)

●
To develop a written strategic plan and to monitor the Bank’s adherence to the strategic plan, within 30 days after the end of each calendar quarter (see section 10 “Strategic Plan” of the Dept. of Banking agreement)

●
To establish a subcommittee of the Board “charged with the responsibility of ensuring that the Bank complies with all of the provisions of this Order” which “shall submit a written report monthly to the full Board” (see section 16 “Oversight Committee” in the Dept. of Banking agreement)

●	To review progress reports prepared by management for submission to the Dept. of Banking monthly (see section17 “Progress Reports” in the Dept. of Banking agreement)
●	To submit a “written plan to strengthen board oversight of the management and operations of the Bank” (see section 2 “Board Oversight” in the FRB agreement)
●
To take actions to “improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, lending and credit administration, asset quality, liquidity, audit, capital and earnings” (see section 2(a) under “Board Oversight” in the FRB agreement)

●
To take actions “to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations and to monitor exceptions to approved policies and procedures” (see section 2(b) under “Board Oversight” in the FRB agreement)

●
To take actions to “improve the information and reports that will be regularly reviewed by the board of directors and its committees in their oversight of the operations and management of the Bank” (see section 2(c) under “Board Oversight” in the FRB agreement)

●	To take actions to maintain “adequate and complete minutes of all board and committee meetings.” (see sections 2(d) under “Board Oversight” in the FRB agreement)
●
To have the Bank submit a written internal audit program that addresses “improved oversight of all aspects of the audit program by the board of directors’ audit committee” (see section 12(a) under “Internal Audit” of the FRB agreement)

●
To have the Bank submit a written strategic plan which includes “identification of areas where the board of directors will seek to improve the Bank’s operating performance” (see section 13(a) under “Strategic Plan and Budget” in the FRB agreement)

Clearly, the Company’s and Bank’s primary regulators believe that the Board failed to meet the challenges faced by the Bank and Company in the past.  Now that the burdens placed on the Board by the Agreements are even more significant, it makes no sense to exclude highly qualified board candidates who can assist the Boards in meeting these challenges merely because they happen to live more than 50 miles away from the Bank’s headquarters.  Specifically for that (and other reasons), federal banking regulators have affirmatively rejected geographic bylaw restrictions in the past, most recently in Office of Thrift Supervision Order No. 2010-01, a copy of which is attached.  In that order, the OTS noted: “With regard to the geographic limitation on board membership, OTS indicated that such an exclusion could prevent a board from bringing on board members with particular expertise necessary to deal with a business crisis and could impair the entities’ ability to raise necessary capital from persons or entities that might want board representation to protect their investments.”  We are copying this letter to the Company and Bank’s primary regulators so that they may see what the Board has done, presumably without prior regulatory notice, approval and/or concurrence.

PL Capital principal Richard Lashley, our likely nominee, is exactly the type of experienced person the Company and Bank should want on the Boards.  A CPA (status: inactive), Mr. Lashley appears to have far more relevant banking, financial, accounting and bank board experience than any current Board member.  Mr. Lashley would be a valuable addition to, and resource for, the Company and Bank Boards, and there may be many other highly skilled and experienced potential board members who are being arbitrarily and inappropriately excluded for no apparent reason other than board entrenchment and enrichment (we note that the Board’s compensation appears excessive in comparison to peers).  PL Capital is also a potential source of capital for the Company, as we are an investment firm with over $130 million in assets under management dedicated solely to the community banking industry.  We are also the Company’s largest shareholder.  A copy of Mr. Lashley’s resume is attached.

We also examined Orrstown’s self-defined peer group of banks, as used in the Company’s proxy materials, and found that none of those peer banks have adopted similar restrictions.  See attached Schedule A.

We hope the Board will reconsider their actions and revise the bylaws to remove these provisions before the advance notice deadline for submission of shareholder nominees expires.  That deadline is fast approaching and we would like to resolve this without litigation, which would cost the Bank and Company a significant amount of money, time and effort, all of which would be better spent on the significant challenges facing the Company and the Bank.  In that regard, until this matter is resolved please place a litigation hold on all relevant documents and electronic communications between board members, management, employees and third parties.

Please contact Richard as soon as possible at 973-360-1666, or our counsel, Phillip Goldberg of Foley & Lardner, at 312-832-4549.

Regards,

Richard Lashley	John Wm. Palmer
Principal	Principal

cc:           Mr. Christopher C. Henderson
Assistant Vice President
Federal Reserve Bank of Philadelphia
Ten Independence Mall
Philadelphia, PA 19106

Mr. Robert C. Lopez, Director
Bureau of Commercial Institutions
Commonwealth of Pennsylvania
Department of Banking
17 North Second Street, Suite 1300
Harrisburg, PA  17101

Mr. Phillip Goldberg, Foley & Lardner LLP

Attachs.

SCHEDULE A—ORRSTOWN PEER GROUP
DIRECTOR ELIGIBILITY RESTRICTIONS
BYLAW REVIEW*

None of Orrstown's peer group companies have any director eligibility restrictions similar to those adopted by Orrstown. The only limitations are in regard to age (min/max), amount of shares owned, or both. Some companies explicitly mention that a director does not need to be a resident of X state. No companies, however, impose a geographic restriction.

See below for details on all director eligibility restrictions among peer group companies:

Metro Bancorp, Inc.

No person shall be eligible to be elected as a Director if he or she shall have attained the age of 77 on or prior to the date of his or her election.

Financial Institutions, Inc.

N/A

Univest Corporation of Pennsylvania
The Board of Directors shall be individuals who need not be residents of the Commonwealth of Pennsylvania. All Directors must be Shareholders of the Corporation. An individual shall be eligible to be a Director of the Corporation only if he or she previously has been a Director or an Alternate Director of the Corporation. Individuals shall retire from the Board of Directors on the first day of the month following their seventy-second (72nd) birthday. Notwithstanding this mandatory retirement provision, no later than the date on which an individual director must retire pursuant to this Section 1.A.; the Board of Directors, by the affirmative vote of a majority of directors at a duly called and convened meeting of the Board, may extend the retiring Director’s service eligibility for up to an additional three years from the date on which such Director would be required to retire and thereby permit him or her to be eligible to serve as a director for up to three additional years. Persons who were directors of Univest National Bank and Trust Co. on or before February 3, 1970, are exempt from this retirement provision.

Cardinal Financial Corporation

Except for individuals who are on the Board of Directors on April 21, 2004 (who may be reelected one or more times, regardless of age), no one who is seventy years of age or older shall be eligible to stand for election to the Board of Directors.

Eagle Bancorp, Inc.

N/A

1

Arrow Financial Corporation

Each director shall, at the time of his election or appointment, be at least eighteen (18) years of age, but shall not have attained seventy-five (75) years of age.

Peapack-Gladstone Financial Corporation

N/A

Alliance Financial Corporation

Every director must be a shareholder of the Corporation and shall own in his/her own right the number of shares required by law in order to qualify as such director and shall be at least equal to $1,000.00 in par value or market value. Any director shall forthwith cease to be a director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such director vacated.

Citizens & Northern Corporation
No person who attains the age of sixty-eight (68) years prior to the date of a regular annual meeting of the shareholders shall be eligible to be nominated to be elected as a member of the Board at such meeting.

CNB Financial Corporation

Each director of the corporation shall be a natural person of full age who need not be a resident of Pennsylvania. Each director upon first being appointed or elected to the Board shall own the lesser of 1,000 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $15,000 of market value as of the date of appointment or election. On or before the third anniversary of the director's first election to the Board, each director shall own at least the lesser of 2,500 unencumbered shares of common stock of the Corporation or the number of shares equivalent to $25,000 of market value. A director shall be qualified if the director meets either or both of the foregoing criteria. No incumbent director shall be proposed for nomination to the board of directors without approval of at least 25% of the board of directors, and no person not then a director shall be proposed for nomination to the board of directors without approval of at least two-thirds of the board of directors.

VIST Financial Corp.

No person shall be eligible for nomination or for election to the Board of Directors of the Corporation after such person has attained the age of seventy (70) years, provided, however, that the preceding provisions of this sentence shall not apply to persons elected as Directors of the Corporation pursuant to the terms of a definitive agreement of acquisition or merger approved by the Board of Directors of the Company to the extent, but only to the extent, specifically provided in such agreement.  Any director having reached the age of seventy (70) shall serve until he/she has completed his/her term, but shall be ineligible for election to a new term.

2

Bryn Mawr Bank Corporation

Each director must be the holder of at least 100 shares of the Corporation’s stock in the directors own right in order to be qualified to act as a director. Any director shall cease to act when no longer holding said number of shares, which fact shall be reported to the Board of Directors by the Secretary, in which event the Board of Directors shall declare the seat of such director vacated.

Chemung Financial Corp.

Each director shall be at least 18 years of age and shall automatically cease to be a director at the next annual meeting after which he or she attains the age seventy-two (72) years.  The Board of Directors may, in its discretion, waive the age limitation or establish a greater age from time to time.  Each non-employee director shall directly own within one year following election to the Board of Directors, and at any time thereafter, at least 500 shares of capital stock of the corporation.

City Holding Company

The members of the Board of Directors need not be residents of the State of West Virginia.  No Board member may serve beyond the annual meeting following the date that he or she shall attain age 75.

Shore Bancshares, Inc.

N/A

Canandaigua National Corporation

Each Director shall own a minimum of Ten (10) Shares of the Common Capital Stock of the Corporation.

******************************************

Source:  D.F. King & Co. (based upon proxy statements)

3

RICHARD LASHLEY

PL Capital, LLC
466 Southern Blvd.
Chatham, NJ  07928
(973) 360-1666
(973) 360-1720 (fax)
RLashley@PLCapitalLLC.com

PRINCIPAL
PL CAPITAL, LLC; PL CAPITAL ADVISORS LLC; GOODBODY/PL CAPITAL LLC
1996-Present                                Co-founder and co-owner of this investment management and investment banking boutique which specializes in the banking industry.  PL Capital manages over $130 million held by the following entities:

FINANCIAL EDGE FUND, LP	1996-Present
FINANCIAL EDGE-STRATEGIC FUND, LP	1998 to Present
GOODBODY/PL CAPITAL, LP	2000 to Present
PL CAPITAL/FOCUSED FUND LP	2003 to Present

BOARD OF DIRECTORS (current and former):

STATE BANCORP, INC. and State Bank of Long Island
Jericho, NY
2009-2012                      Former member of the board of this $1.7 billion in assets publicly traded commercial bank based on Long Island, NY which was sold to Valley Bancorp in January 2012.

BCSB BANCORP, INC. and Baltimore County Savings Bank
Baltimore, MD
2011-Present                                Current member of the board of this $600 million in assets publicly traded commercial bank based in Baltimore.

COMMUNITY FSB HOLDING CO. and Community Federal Savings Bank
Woodhaven, NY
2008-2011                      Former member of the board of this privately held savings and loan based in Queens, NY which was sold in late 2011.

CENTRAL BANCORP, INC. and Central Co-operative Bank
Somerville, MA
2003-2004                      Former member of the board of this publicly traded $500 million in assets thrift holding company based in Boston.

HAVEN BANCORP, INC. and CFS Bank
Westbury, NY
2000-2001                      Former Member of Board of Directors of this publicly traded $3 billion asset thrift holding company and thrift subsidiary in NY.  Haven sold to NY Community Bancorp in 2001.

1

SECURITY FINANCIAL BANCORP, INC. and Security Federal Bank & Trust
St. John, IN
2000-2003                      Former Member of Board of Directors of this publicly traded $200 million asset thrift holding company and thrift subsidiary in NW Indiana.  Security sold to Standard Bank in 2003.

FRANKLIN BANCORP, INC. and Franklin Bank, NA
Southfield, MI
2001-2004                      Former Member of Board of Directors of this publicly traded $600 million asset bank holding company and national bank subsidiary in suburban Detroit.  (Chairman, Audit Committee).  Franklin sold to First Place Financial in 2004.

************

MANAGING MEMBER
BUREAUS/PL PORTFOLIO LLC
Evanston, IL
1998-2001                      Former Managing Member of this special purpose entity dedicated to the purchase and collection of non-performing credit card receivables from major credit card issuers such as First USA and others.

ADVISORY BOARD MEMBER
CLEVER IDEAS-LeCARD, INC.
Chicago, IL
1997-2007                      Former Advisory Board member of this privately held specialty finance and marketing company, a national leader specializing in the restaurant industry.  LeCard provides financing to restaurants and discounts to consumers through an exclusive relationship with Citicorp Diners Club and other proprietary methods.

DIRECTOR
FINANCIAL SERVICES-CORPORATE FINANCE GROUP
KPMG PEAT MARWICK LLP
New York, NY
1993-1996                      Delivered merger and acquisition and related financial advisory services to banks, thrifts and other financial services companies nationwide.

SENIOR MANAGER
FINANCIAL SERVICES GROUP
KPMG PEAT MARWICK LLP
NY/NJ Metro Area
1984-1993                      Delivered professional accounting and auditing services to banks, thrifts and financial services companies in the NY/NJ metro area.

2

ASST. TO THE NATIONAL DIRECTOR
NATIONAL THRIFT PRACTICE
KPMG PEAT MARWICK LLP
Short Hills, NJ
1991-1993                      Responsible for monitoring accounting, auditing, regulatory and industry issues relating to the thrift industry for purposes of providing technical support to KPMG’s entire thrift audit practice nationwide.

ASST. TO THE CHAIRMAN
AICPA SAVINGS INSTITUTIONS COMMITTEE
Washington, DC
1992-1993                      Served as Assistant to the Chairman of the AICPA committee dedicated to the thrift industry during a period of tremendous changes in the thrift industry and resultant pressures on external and internal accountants and auditors.  Worked closely with full time staff of the AICPA, OTS, RTC, FDIC and SEC in drafting technical accounting and auditing literature and monitoring industry developments.

REPRESENTATIVE ACCOMPLISHMENTS AND EXPERIENCE

•	Co-manager of several leading investment partnerships dedicated to the bank/thrift industry
•	Financial advisor in over $1.0 billion of bank and thrift mergers
•	Key member of KPMG’s bank/thrift corporate finance advisory group; in last full year (1995) there the group was in top ten of financial advisors for banks/thrifts nationwide
•	Extensive experience and relationships with thrift industry CEO’s and CFO’s, attorneys, research analysts, investment bankers, accountants, regulators, appraisers and investors
•	Extensive experience with and knowledge of numerous thrifts/banks nationwide
•	CPA (status inactive) with specialized bank/thrift industry, public accounting and auditing expertise
•	Significant experience serving on bank/thrift boards of directors and board committees
•	Meets criteria as designated “financial expert” under Sarbanes Oxley

NON-PROFIT ACTIVITIES:
Member, Rutgers School of Business Advisory Board, Finance
Chairman, Oswego State University School of Business Capital Campaign (2003)

EDUCATION:	MBA, Accounting	Rutgers University, 1984
	BS, Business Administration	Oswego State University (NY), 1980
PROFESSIONAL CERTIFICATION:  CPA, New Jersey (status inactive)

3

Exhibit B

From: BANKFUND@aol.com [mailto:BANKFUND@aol.com]
Sent: Thursday, December 13, 2012 12:40 PM
To: tquinn@orrstown.com
Cc: Goldberg, Phillip M.; jpalmer@plcapitalllc.com
Subject: Is there a time we can have a call?

Tom:

Are you and/or Joel Zullinger available today or tomorrow for a call to discuss the issues we raised in our letter?  I have not received any response from you or Mr. Zullinger and time is quickly running out.

I can be reached at 973-360-1666 or you can send me an email with a time and date for a call.  If you prefer a face to face meeting I am willing to come out to the bank as well.

I hope we can figure out a solution for Orrstown that we all find acceptable, but we can't do that unless you and Mr. Zullinger are willing to talk.

Regards,

Rich

Richard Lashley
PL Capital, LLC
466 Southern Blvd.
Adams Building
Chatham, NJ 07928
(973) 360-1666
(973) 360-1720 (fax)
bankfund@aol.com